Exhibit 99.1

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Diamondhead Casino Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Diamondhead Casino Corporation (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description

As described in Note 17 of the financial statements, On February 20, 2025, the Company received formal notice from a lender a that the outstanding Line of Credit entered into on October 22, 2008, amounting to One Million Dollars ($1,000,000) plus its related accrued interest was forgiven. This forgiveness occurred subsequent to the balance sheet date and resulted from conditions that arose after year-end. As such, this event is a non-recognized subsequent event and has not been adjusted in the financial statements for the year ended December 31, 2024. The financial impact of this debt forgiveness will be recognized in the financial statements for the year ending December 31, 2025.

Auditing the Company’s accounting surrounding an instance of debt extinguishment required increased auditor judgment because the transaction was significant and unusual in nature, and amounts are material to the footnotes of the financial statements.

How the Critical Audit Matter Was Addressed in the Audit

To test the Company’s assessment of the instance of debt extinguishment, our audit procedures included, among others, obtaining the underlying debt forgiveness letter, verifying that the letter was obtained from the party in charge of the debt, and reviewing the applicable guidance to determine whether the subsequent event was recognizable or not for the year ended December 31 2024.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2004.

Marlton, New Jersey

March 31, 2025

F-2

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$188,806	$426,124
Total current assets	188,806	426,124
Land (Note 3)	5,233,204	5,233,204
Other receivable	154,622	154,622
Other assets	80	80
Total assets	5,576,712	5,814,030

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses due related parties (Note 4)	$9,169,155	$8,315,187
Accounts payable and accrued expenses - others (Note 4)	6,005,338	5,272,524
Convertible notes and line of credit payable (Note 5)	1,962,500	1,962,500
Debenture payable (Note 6)	50,000	50,000
Convertible debenture payable (Note 6)	1,800,000	1,800,000
Short term notes and interest bearing advance (Note 7)	65,504	65,504
Notes payable due related parties (net of unamortized debt discount of $0 and $33,241 respectively) (Note 8)	702,519	669,279
Notes payable due others (net of unamortized debt discount of $0 and $15,761 respectively) (Note 9)	557,500	541,739
Total current liabilities	20,312,516	18,676,733
Total liabilities	20,312,516	18,676,733

Commitments and contingencies (Notes 3 and 12)

Stockholders’ deficit:
Preferred stock, $0.01 par value; shares authorized 5,000,000, outstanding 2,086,000 at December 31, 2024 and December 31, 2023 (aggregate liquidation preference of $2,519,080 at December 31, 2024 and December 31, 2023)	20,860	20,860
Common stock, $0.001 par value; shares authorized 50,000,000, issued:39,052,472 at December 31, 2024 and December 31, 2023 outstanding: 36,297,576 at December 31, 2024 and December 31, 2023	39,052	39,052
Additional paid-in capital	36,586,213	36,663,780
Unearned ESOP shares	(2,372,060)	(2,490,662)
Accumulated deficit	(48,766,677)	(46,862,802)
Treasury stock, at cost, 1,163,976 and 1,084,431 shares at December 31, 2024 and December 31, 2023	(243,192)	(232,931)
Total stockholders’ deficit	(14,735,804)	(12,862,703)
Total liabilities and stockholders’ deficit	$5,576,712	$5,814,030

See the accompanying notes to these consolidated financial statements.

F-3

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	Year Ended
	December 31,
	2024	2023

COSTS AND EXPENSES
Administrative and general	907,316	$736,680
Stock-based compensation	-	546,400
Other	73,858	67,975
Total costs and expenses	981,174	1,351,055

OTHER EXPENSE (INCOME)
Interest expense:
Related parties	452,247	438,393
Other	368,854	377,486
Gain on condemnation of land	-	(757,107)
Total other expense (income)	821,101	58,772

NET LOSS	(1,802,275)	(1,409,827)

PREFERRED STOCK DIVIDENDS	(101,600)	(101,600)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,903,875)	$(1,511,427)

Weighted average common shares outstanding – basic and diluted	37,468,350	37,437,576
Net loss per common share - basic and diluted	$(0.05)	$(0.04)

See the accompanying notes to these consolidated financial statements.

F-4

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

					Additional						Total
	Preferred Stock		Common Stock		Paid-in	Unearned ESOP		Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Shares	Amount	Deficit

Balances at December 31, 2022	2,086,000	$20,860	39,052,472	$39,052	$36,122,078	1,750,010	$(2,609,264)	$(45,351,375)	1,004,886	$(216,227)	$(11,994,876)
Shares acquired from ESOP	-	-	-	-	(101,898)	(79,545)	118,602	-	79,545	(16,704)	-
Common stock to be issued in connection with notes payable - related parties	-	-	-	-	70,000	-	-	-	-	-	70,000
Common stock to be issued in connection with interest on notes payable- others	-	-	-	-	27,200	-	-	-	-	-	27,200
Stock-based compensation	-	-	-	-	546,400	-	-	-	-	-	546,400
Dividends	-	-	-	-	-	-	-	(101,600)	-	-	(101,600)
Net loss	-	-	-	-	-	-	-	(1,409,827)	-	-	(1,409,827)
Balances at December 31, 2023	2,086,000	20,860	39,052,472	39,052	36,663,780	1,670,465	(2,490,662)	(46,862,802)	1,084,431	(232,931)	(12,862,703)
Shares acquired from ESOP	-	-	-	-	(108,341)	(79,545)	118,602	-	79,545	(10,261)	-
Common stock to be issued in connection with notes payable - related parties	-	-	-	-	4,091	-	-	-	-	-	4,091
Common stock to be issued in connection with interest on notes payable- others	-	-	-	-	26,683	-	-	-	-	-	26,683
Dividends	-	-	-	-	-	-	-	(101,600)	-	-	(101,600)
Net loss	-	-	-	-	-	-	-	(1,802,275)	-	-	(1,802,275)
Balances at December 31, 2024	2,086,000	$20,860	39,052,472	$39,052	$36,586,213	1,590,920	$(2,372,060)	$(48,766,677)	1,163,976	$(243,192)	$(14,735,804)

See the accompanying notes to these consolidated financial statements.

F-5

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	Year Ending
	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,802,275)	$(1,409,827)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization	49,001	76,116
Stock-based compensation	-	546,400
Common stock to be issued in connection with interest on notes	30,774	-
Gain on the condemnation of land	-	(757,107)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses - related parties	767,368	751,405
Accounts payable and accrued expenses - other	732,814	353,986
Net cash used in operating activities	(222,318)	(439,027)
Cash flows from investing activities:
Land easement, net of other receivable	-	845,378
Net cash provided by investing activities	-	845,378
Cash flows from financing activities:
Proceeds from non-interest bearing advances from others	-	40,000
Proceeds from non-interest bearing advances from related parties	-	97,020
Repayments of non-interest bearing note payable - others	-	(40,000)
Repayments of interest bearing note payable - others	-	(15,000)
Dividend paid on preferred stock	(15,000)	-
Repayments of notes payable issued to related parties	-	(118,132)
Net cash provided by financing activities	(15,000)	(36,112)
Net (decrease) increase in cash	(237,318)	370,239
Cash at beginning of year	426,124	55,885
Cash at end of year	$188,806	$426,124

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$56,056

Supplemental disclosure of non-cash financing activities:
Common stock to be issued in connection with notes payable - related parties	$4,091	$70,000
Common stock to be issued in connection with notes payable - others	$26,683	$27,200
Shares acquired from ESOP	$118,602	$118,602
Unpaid preferred stock dividends in accounts payable and accrued expenses	$86,600	$101,600

See the accompanying notes to these consolidated financial statements.

F-6

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

Diamondhead Casino Corporation (the “Company”) owns, through its wholly-owned subsidiary, Mississippi Gaming Corporation, an approximate 400-acre undeveloped property located at 7051 Interstate 10, Diamondhead, Mississippi 39525 (hereafter “the Diamondhead Property” or “the Property”). The Company’s intent was and is to construct a casino resort and other amenities on the Property unilaterally or in conjunction with one or more joint venture partners. However, the Company has been unable, to date, to obtain financing to move the project forward and/or enter into a joint venture partnership. There can be no assurance that the substantial funds required for the design and construction of the project can be obtained or that such funds can be obtained on acceptable terms. In addition, the Company has been unable to obtain financing to sustain the Company. Due to its lack of financial resources, the Company was forced to explore other alternatives, including a sale of part or all of the Property. The Company’s preference is to sell only part of the Property inasmuch as this would appear to be in the best interest of the stockholders of the Company. However, there can be no assurance the Company will be able to sell only part of the Property. The Company intends to continue to pursue a joint venture partnership and/or other financing while seeking a viable purchaser for part or all of the Property. Finally, there can be no assurance that if the requisite financing for the project were obtained and the project were constructed, that the project would be successful.

Note 2. Liquidity and Going Concern

These consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses over the past several years, has no operations, generates no operating revenues, and as reflected in the accompanying consolidated financial statements, incurred a net loss applicable to common stockholders of $1,903,875 for the year ended December 31, 2024. In addition, the Company had an accumulated deficit of $48,766,677 at December 31, 2024. Due to its lack of financial resources, the Company has been forced to explore other alternatives, including a sale of part or all of the Property.

The Company has had no operations since it ended its gambling cruise ship operations in 2000. Since that time, the Company has concentrated its efforts on the development of its Diamondhead, Mississippi property. That development is dependent upon the Company obtaining the necessary capital, through either equity and/or debt financing, unilaterally or in conjunction with one or more partners, to master plan, design, obtain permits for, construct, open, and operate a casino resort.

In the past, in order to raise capital to continue to pay on-going costs and expenses, the Company has borrowed funds, through Private Placements of convertible instruments as well as through other secured notes which are more fully described in Notes 5 through 10 to these consolidated financial statements. The Company is in default with respect to payment of both principal and interest under the terms of most of these instruments. In addition, at December 31, 2024, the Company had $15,174,493 of accounts payable and accrued expenses and $188,806 in cash on hand.

The above conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All dollar amounts are rounded to the nearest thousand and, thus, are approximate.

Principles of Consolidation

The consolidated financial statements include the accounts of Diamondhead Casino Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Land

Land held for development is carried at cost. Costs directly related to site development, such as licensing, permitting, engineering, and other costs, are capitalized.

Land development costs, which have been capitalized, consist of the following at December 31, 2024 and 2023:

	December 31,
	2024	2023
Land	$4,691,430	$4,691,430
Licenses	77,000	77,000
Engineering and costs associated with permitting	464,774	464,774
	$5,233,204	$5,233,204

Cooperative Energy, a Mississippi Electric Cooperative sought a permanent easement along the northern portion of the Property on which to construct, maintain and operate electric transmission lines together with an access road. On or about November 19, 2020, Cooperative Energy filed a Complaint with the Special Court of Eminent Domain, Hancock County, Mississippi seeking an Order authorizing the Cooperative to enter onto the Property for the purpose of examinations and surveys. The matters sought in the Complaint were quickly resolved by agreement of the parties. The Company’s understanding and MGC’s understanding was that the case would be dismissed, but the case was not dismissed. On or about May 24, 2023, Cooperative Energy filed a Complaint for Eminent Domain in the Special Court of Eminent Domain, Hancock County, Mississippi in which it named MGC and all persons and entities holding liens on the Diamondhead, Mississippi Property as defendants.

On September 1, 2023, Cooperative Energy filed a Motion to Approve Settlement, an Amended Statement of Values and a Notice of Hearing for September 11, 2023. On September 26, 2023, the Court entered an Order Granting Plaintiff Right of Immediate Title and Possession. On October 17, 2023, the Court entered an Order Approving Settlement in the amount of $1,000,000 and entered an Order Approving Disbursement of Funds to MGC. On October 20, 2023, MGC received $845,378 as part of the settlement amount. The parties are working on the wording of two easements: a Cooperative Energy Right-Of-Way Easement and an Access Road Easement. Once the easements are finalized and signed, Cooperative Energy will pay MGC the remaining amount due of $154,622. Therefore, the Company recorded a receivable of $154,622 on the consolidated balance sheet as of December 31, 2024 and December 31, 2023.

Fair Value Measurements

The Company follows the provisions of ASC Topic 820 “Fair Value Measurements” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Input other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable input that reflects management’s own assumptions.

Financial instruments included in current assets and liabilities are reported at carrying value in the consolidated balance sheets, which approximate fair value due to their short term nature.

Long-Lived Assets

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the estimated undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. No impairment existed as of December 31, 2024.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees with one or more years of service, financed by employer loans. The Company also established a trust called the Europa Cruises Corporation Employee Stock Ownership Plan Trust Agreement, to serve as the funding vehicle for the ESOP. The President and Chief Executive Officer is the sole Trustee of the Trust. Compensation expense was measured at the current market price of shares committed for release and such shares constitute outstanding shares for earnings per share computations.

F-8

As the loans are repaid, shares are released from the ESOP and allocated to qualified employees based upon the proportion of payments made during the year to the remaining amount of payments due on the loans through maturity. Dividends, if any, are treated as follows:

(1) stock dividends on shares allocated to participant accounts shall be credited to the participant account when paid; and (2) cash dividends on shares allocated to participant accounts shall, at the discretion of the Administrator, be credited to the participants’ Other Investment Account or be used to reduce the indebtedness to the Company, in which case, shares bearing an equal value to the cash dividend would be allocated to participant accounts. The Company has not paid any dividends on its common stock.

For the years 2011 through 2024, the Company elected to temporarily suspend contributions to the Plan, in accordance with the loan pledge agreement between the Company and the ESOP Trust. For each year in which there was no contribution to the Plan, the Plan returned the 79,545 shares, which would have been allocated to employees annually, to treasury. The Company has not filed the annual Form 5500 reports pertaining to the ESOP since the year ended December 31, 2015.

Income Taxes

Under the asset and liability method of ASC Topic 740, “Accounting for Income Taxes,” deferred tax liabilities and assets are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of assets and liabilities. A valuation allowance is recorded to reflect the uncertainty of realization of deferred tax assets.

The Company follows the provisions of Financial Accounting Standard Board (“FASB”) No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under this standard, an entity may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The standard also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. The Company does not have a liability for unrecognized tax benefits.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2024 and 2023, the Company has no accrued interest or penalties related to uncertain tax positions.

Net Loss per Common Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Basic weighted average shares includes 1,170,774 and 1,140,000 of shares not yet issued as of December 31, 2024 and 2023. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, plus other potentially dilutive securities. Potentially dilutive securities are excluded from the computation of diluted loss per shares since their effect would be antidilutive. Common shares outstanding consist of issued shares, including allocated and committed shares held by the ESOP trust, less shares held in treasury. The dilutive securities below do not include 5,055,555 potentially convertible Debentures, since the requirements for possible conversion had not yet been met and may never be met.

The table below summarizes the components of potential dilutive securities at December 31, 2024 and 2023.

	December 31,	December 31,
Description	2024	2023
Convertible preferred stock	$260,000	$260,000
Options to purchase common shares	4,555,000	4,555,000
	$4,815,000	$4,815,000

F-9

Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation — Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards either modified or granted to employees and directors based upon estimated fair values.

On November 9, 2020, the Board of Directors voted to award 1,290,000 options to purchase common stock to its six current directors, including three officers of the Company, at a strike price of $0.46 per share with an expiration date of December 31, 2024, as follows: Martin Blount: 200,000; Daniel Burstyn: 40,000; Robert Crow: 100,000; Benjamin Harrell: 360,000; Gregory Harrison: 450,000 and Deborah Vitale: 140,000. All options are vested.

On February 4, 2022, the Board of Directors entered into an agreement with the Chairman to issue 35,000 shares of common stock of the Company to the Chairman to repurchase the indemnification. This repurchase eliminates any risk to the Company arising from the indemnification which could have been material. During the years ended December 31, 2024 and 2023, the Company record stock-based compensation of $0 for the fair value for these shares, which have not yet been issued as of the issuance date of the consolidated financial statements.

On December 12, 2023, the Board of Directors voted to extend these outstanding options from December 31, 2023 to December 31, 2025.

Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates, trended into future years. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options.

Recently Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued Accounting Standards Update No. 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for us for our annual reporting for fiscal 2027 and for interim period reporting beginning in fiscal 2028 on a prospective basis. Both early adoption and retrospective application are permitted. The Company is currently evaluating the impact that the adoption of this ASU.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires additional disclosures of income tax components that affect the rate reconciliation and income taxes paid, broken out by the applicable taxing jurisdictions. The Company expects to adopt this ASU for the annual period beginning on January 1, 2025, and does not expect a material impact on the consolidated financial statements.

No other recent accounting pronouncements were issued by FASB that are believed by management to have a material impact on the Company’s present or future financial statements.

Recently Adopted Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in the ASU increase reportable segment disclosure requirements primarily through enhanced disclosures for significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit and loss, and provide new segment disclosure requirements for entities with a single reportable segment, among other disclosure requirements. This update became effective beginning with the Company’s 2024 fiscal year annual reporting period. The impact is limited to financial statement disclosures.

Segment reporting

Operating segments are defined as components of an entity for which separate discrete financial information is available and regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. Segment expenses that are routinely provided to the CODM include administrative and general expenses as well as interest expense. Assets are disclosed for the one operating segments, which encompasses all of the Company’s assets. The Company reports consolidated net income as their required measure of segment profit/loss.

Subsequent Events

The Company has evaluated its subsequent events and transactions occurring after December 31, 2024 through March 31, 2025, the date that the consolidated financial statements were available to be issued. See Note 17 for significant subsequent events.

Note 4. Accounts Payable and Accrued Expenses

The table below outlines the elements included in accounts payable and accrued expenses at December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
Related parties:
Accrued payroll due officers	4,148,006	$3,869,711
Accrued interest due officers and directors	3,343,502	2,897,159
Accrued director fees	1,018,750	928,750
Base rents due to the President	407,808	403,276
Associated rental costs	229,384	198,983
Other	21,705	17,308
Total related parties	$9,169,155	$8,315,187

Non-related parties:
Accrued interest	$3,445,728	$3,115,463
Accrued dividends	1,356,600	1,270,000
Accrued fines and penalties	783,575	578,775
Other	419,435	308,286
Total non-related parties	$6,005,338	$5,272,524

F-10

Note 5. Convertible Notes and Line of Credit

Line of Credit

In 2008, the Company entered into an agreement with an unrelated third party for an unsecured Line of Credit up to a maximum of $1,000,000. The Line of Credit carries an interest rate on amounts borrowed of 9% per annum. All funds originally advanced under the facility were due and payable by November 1, 2012. As an inducement to provide the facility, the lender was awarded an immediate option to purchase 50,000 shares of common stock of the Company at $1.75 per share. In addition, the lender received an option to purchase a maximum of 250,000 additional shares of common stock of the Company at $1.75 per share. The options expire following repayment in full by the Company of the amount borrowed. The Company is in default under the repayment terms of the agreement. At December 31, 2024 and 2023, the unpaid principal and accrued interest due on the obligation totaled $2,392,929, and $2,309,929, respectively.

Convertible Notes

Convertible Notes issued pursuant to the two Private Placements total $962,500 in principal and became due and payable beginning in March 2012 and extending to various dates through June 2013. As of the date of the filing of this report, all the aforementioned debt obligations remain unpaid and in default under the repayment terms of the notes. In November 2020, the Superior Court of the State of Delaware awarded Judgments in favor of certain holders of these Promissory Notes who filed suit against the Company. As a result, the Company must carry an aggregate of $486,796 (total principal and interest) as debt owed to these noteholders. As of December 31, 2024 and December 31, 2023, all Notes issued had a total outstanding principal of $962,500 and accrued interest, including the additional interest awarded pursuant to the Court Judgments, of $1,234,520 and $1,145,957 respectively.

The table below summarizes the Company’s debt arising from the above-described sources as of December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
Private placements - March 1, 2010*	$475,000	$475,000
Private placements - October 25, 2010	487,500	487,500
	$962,500	$962,500

*	of the 2010 placements above, $75,000 is due to a related party.

Note 6. Convertible Debentures

Pursuant to a Private Placement Memorandum dated February 14, 2014 (the “Private Placement”), the Company offered up to a maximum of $3,000,000 of Collateralized Convertible Senior Debentures to accredited or institutional investors. The Offering was conducted contingent on the deposit into Escrow of the purchase price for all of the Debentures offered in the principal amount of $3,000,000. The Debentures, once issued, originally bore interest at 4% per annum after 180 days, matured six years from the date of issuance, and were secured by a lien on the Company’s Mississippi property. The interest rate on these debentures was raised pursuant to a settlement agreement. The debentures were offered in three tranches as follows:

(a)	$1,000,000 of First Tranche Collateralized Convertible Senior Debentures convertible into an aggregate of 3,333,333 shares of Common Stock of the Company at a conversion price of $.30 per share (the “First Tranche Debentures”);

(b)	$1,000,000 of Second Tranche Collateralized Convertible Senior Debentures, convertible into an aggregate of 2,222,222 shares of Common Stock of the Company at a conversion price of $.45 per share (the “Second Tranche Debentures”); and

(c)	$1,000,000 of Third Tranche Collateralized Convertible Senior Debentures, convertible into either 1,818,182 shares of Common Stock or 1,333,333 shares of Common Stock of the Company, at a conversion price of $.55 or $.75 per share depending upon certain conditions described in the Private Placement Memorandum (the “Third Tranche Debentures”).

F-11

The conversion rights on each issued Debenture carry an Anti-Dilution Provision. If the Company issues any shares of Common Stock or other securities after March 31, 2014 at a price per security that is less than the conversion price of a Debenture, then the Debenture shall have a new conversion price equal to the price per security that is less than the Conversion Price of the Debenture. The foregoing provision shall not apply to the following:

(a)	The issuance of any of the other Debentures in the Offering or the issuance of shares of Common Stock upon conversion of any of the Debentures in the Offering;

(b)	The issuance of any shares of Common Stock if such issuance relates to an agreement, arrangement or grant to issue shares of Common Stock entered into by the Company prior to the Issue Date of the First Tranche Debentures in the Offering, including but not limited to, for example, previously issued convertible promissory notes, previously issued warrants, previously issued options to purchase Common Stock, or common stock vested or to be issued pursuant to a pre-existing Employee Stock Ownership Plan.

The Anti-Dilution Provisions with respect to a Debenture terminate the earlier of (a) the date (if ever) the Company receives an “Approval to Proceed” from the Mississippi Gaming Commission to develop a casino/hotel on the Property, (b) the date on which the Debenture is converted in full, (c) the date on which the Debenture is paid in full, or (d) the Final Maturity Date of the Debenture (as defined in the Debenture).

Since the issuance of the Debentures, there have been no events that would trigger the above anti-dilution provisions.

When originally issued, in the event the Company failed to meet the conditions for conversion of the Debentures, the First Tranche Convertible Debentures, which total $950,000, would have been due on March 31, 2020 and the Second Tranche Convertible Debentures, which total $850,000, would have been due December 31, 2020. The sole remaining non-convertible Debenture in the amount of $50,000 would have been due March 31, 2020. However, the Company is in default with respect to interest payments due under the Debenture agreements in the amount of $427,081 and as a result, the Debentures payable are reported as current liabilities.

Certain Debenture holders obtained a judgment for amounts due relating to their Debentures. Post judgment interest shall only apply to the $1.5 million of principal due under their Debentures. Total accrued interest due on all outstanding Debentures amounted to $883,706 and $750,719 at December 31, 2024 and 2023, respectively.

Note 7. Short Term Notes and Interest-Bearing Advance

Promissory Notes

On June 9, 2017, the Company entered into a Promissory Note with an unrelated lender in exchange for proceeds in the amount of $15,000. Interest on the note is 12.5% per annum and payable March 1 of each year the note remains outstanding. Payment in full of the Note was due June 9, 2019. On July 20, 2023, the Noteholder agreed to extend the maturity date of the note to June 9, 2025. Mississippi Gaming Corporation, a wholly owned subsidiary of the Company, guaranteed the Note. In addition, the President of the Company agreed to personally guarantee the Note and to personally secure the Note with an assignment of proceeds due to her under the first lien on the Diamondhead property. The interest payments since March 1, 2018 have been due. In the fourth quarter of 2023, the Company fully repaid the principal amount of $15,000 and settled the accrued interest due on this obligation, which amounted to $14,165.

F-12

Bank Credit Facility

Wells Fargo Bank provided an unsecured credit facility of up to $15,000 to the Company. The facility required a variable monthly payment of amounts borrowed plus interest, which is applied at 11.24% on direct charges and 24.99% on any cash advanced through the facility. At December 31, 2024 and 2023, a principal balance of $18,004 remained outstanding on the facility. The lending bank has since cancelled privileges under the facility for non-payment.

Interest Bearing Advances

In 2016, the Company received cash advances totaling $47,500 from seven lenders which included $22,500 from third parties (see Note 8 for related party advances). The proceeds from the cash advances were earmarked for the payment of accounting and auditing fees and other expenses required to file the Company’s Form 10-Q. On August 25, 2016, the Company issued a Note to the foregoing lenders, which matures four years from the date of issuance and bears interest at 8% per annum, with a full year of interest accruing in any year in which the advance remains unpaid. Accrued interest due on the above notes amounted to $17,350 and $16,400 at December 31, 2024 and 2023, respectively.

On February 2, 2017, the Company borrowed $25,000 from an unrelated third party. The Note carries an annual interest rate of approximately 12.5% and is past due. The Company is in default and as such, the lender may increase the interest rate due by an amount of up to 3% per annum in excess of the rate then otherwise applicable. The Company does not have the funds to repay the advance. The President of the Company has agreed to personally secure the note with an assignment of proceeds due to her under the first lien on the Property. In November 2023, the company made a payment of $15,000 against the interest accrued. Accrued interest on this obligation amounted to $8,210 and $6,644 at December 31, 2024 and 2023, respectively.

Of the amounts discussed above, $65,504 in short-term notes and advances are in default under the original agreed to terms.

Note 8. Current Notes Payable Due Related Parties

In 2016, the Company received cash advances totaling $47,500 from seven lenders which included $25,000 from three Current Directors of the Company (see Note 7). The proceeds from the cash advances were earmarked for the payment of accounting and auditing fees and other expenses required to file the Company’s Form 10-Q. On August 25, 2016, the Company issued a Note to the foregoing lenders, which matures four years from the date of issuance and bears interest at 8% per annum, with a full year of interest accruing in any year in which the advance remains unpaid. Accrued interest due on the above notes amounted to $17,800 and $16,000 at December 31, 2024 and 2023, respectively. These amounts are included in current liabilities on the consolidated balance sheets as of December 31, 2024 and 2023. This note is secured by a second lien on the Diamondhead Property.

In the third quarter of 2016, the Chairman of the Board of Directors of the Company loaned the Company $90,000. On August 25, 2016, the Company issued a Note to the Chairman of the Board. The Note bears interest at 14% per annum effective August 1, 2016 and matures four years from the date of issuance. The proceeds of the loan were used for the payment of Mississippi property taxes and auditing, accounting and other corporate expenses. Accrued interest due on the above note amounted to $106,082 and $93,482 at December 31, 2024 and 2023, respectively.

In July 2017, at the request of the Company, the current Chairman of the Board of Directors, who is also a Vice President of the Company (“the Chairman”), paid all property taxes due, together with all interest due thereon to Hancock County, Mississippi on an approximate 400-acre tract of land, owned by Mississippi Gaming Corporation, a wholly owned subsidiary of the Company. The total amount advanced was $67,628.

The Chairman is one of the secured parties under that Land Deed of Trust recorded on September 26, 2014 in Hancock County, Mississippi, to secure Tranche I and Tranche II Debentures issued by the Company in 2014. Under paragraph 5 of the Land Deed of Trust, a secured party who advances sums for taxes due on the Property is secured by the same Land Deed of Trust, but only at that interest rate specified in the note representing the primary indebtedness, namely 4% per annum.

The Chairman advanced the $67,628 on condition that: (i) the advance constitute a lien with interest at 4% per annum under that Land Deed of Trust recorded September 26, 2014; (ii) he be paid additional interest of 11% per annum on the amount advanced and owing and that the full 11% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (iii) this additional interest obligation be treated as a separate and secured debt of the Company, to be evidenced by a separate note and is secured with a separate and third lien to be placed on the Property (hereafter “the Third Lien”); (iv) the entire obligation will be treated as an advance to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland; and (v) he be indemnified for any losses sustained on the sale of that common stock sold to cover the payment of real estate property taxes and any credit card fees associated with payment (“the indemnification”). The Chairman identified the common stock sold and provided the Company with the documentation required to document the sale of said stock and to calculate the loss, if any, on said stock. The fair value measurement of the derivative indemnification liability at December 31, 2021 was developed using Level 1 inputs, which was valued at $0. On February 4, 2022, the Board of Directors entered into an agreement with the Chairman to issue 35,000 shares of common stock of the Company to the Chairman to repurchase the indemnification. See Note 10. On September 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from the date of issue, to the Chairman for an amount up to $100,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi Gaming Corporation placed a third lien on the Property to secure this obligation for $100,000. Accrued interest on the note amounted to $79,694 and $69,527 at December 31, 2024 and 2023, respectively.

F-13

In March of 2018, the Board of Directors voted to increase up to an additional $200,000 the amount secured by the third lien in favor of the Chairman of the Board, for amounts advanced by the Chairman on behalf of the Company, on the following terms and conditions, namely, that (i) the advance constitutes a lien on the Property with interest at 15% per annum; (ii) that the full interest of 15% per annum is payable during any calendar year in which all or part of the amount advanced is due and owing or interest due thereon remains unpaid; (iii) that this debt be evidenced by a separate promissory note and is to be included in and secured with a third lien that is to be placed on the Diamondhead Property to secure previous advances made to the Company (hereafter “the Third Lien”); (iv) that he be indemnified for any losses sustained on the sale of his common stock in an unrelated publicly-traded company to be sold to cover this advance based on a sales price of approximately $2.80 per share with a cap on the maximum loss per share to be at a sales price of $10.00 per share; and (v) that the Chairman’s previous indemnification approved by the Board of Directors on July 24, 2017 with respect to any loss on the sale of the same stock also be capped at a maximum of $10.00 per share. The Chairman will provide the Company with the documentation required to document the sale of said stock and to calculate the loss, if any, on said stock. On February 4, 2022, the Board of Directors entered into an agreement with the Chairman to issue 35,000 shares of common stock of the Company to the Chairman to repurchase the indemnifications. See Note 11.

On September 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from the date of issue to the Chairman, for an amount up to $200,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi Gaming Corporation placed a third lien on the Diamondhead Property to secure this obligation for $200,000.

In November of 2018, the Board of Directors voted to increase up to an additional $100,000 of advances from the Chairman and in March of 2019, the Board of Directors voted to increase the limit of the advances to $200,000. The terms of this advance are identical to the terms as approved above in March 2018.

In July 2020, the Chairman of the Board of the Company paid a total of $67,076 for property taxes due for the year 2019 on the Company’s 400-acre Diamondhead, Mississippi Property plus $1,573 in related fees. The Company placed a fourteenth lien on the Property in July 2021 to secure a promissory note in the amount of $150,000 issued to the Chairman of the Board of the Company to secure the payment of these taxes and interest due thereon.

In May 2021, the Chairman of the Board of the Company paid a total of $62,610 for property taxes due for the year 2020 on the Company’s 400-acre Diamondhead, Mississippi Property plus $1,468 in related fees. The Company placed a fifteenth lien on the Property in July 2021 to secure a promissory note in the amount of $100,000 issued to the Chairman of the Board of the Company to secure the payment of these taxes and interest due thereon.

On May 30, 2021, the Chairman of the Board of the Company loaned the Company $50,000. The note is non-interest bearing and matures one year from the date of issuance. The Company placed a sixteenth lien on the Property in July 2021 to secure this non-interest bearing note which totals $50,000 in principal and calls for the issuance of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these unaudited condensed consolidated financial statements, no shares have been issued. The Company recorded a fair value of the stock of $33,500, which was determined by the fair value of the Company’s common stock at the date of the loan. The fair value of the stock was recorded as a debt discount, which will be amortized to interest expense over the life of the note. Debt discount was fully amortized during 2022. In May 2024, the Company agreed to pay additional interest and issue additional shares of common stock to the Chairman based on the date the note entered into default. As of December 31, 2024, the Company recorded $4,091 in stock compensation pertaining to 62,500 shares of common stock that the Company agreed to issue.

On February 17, 2023, the Board of Directors agreed to issue a non-interest bearing promissory note to the Chairman in the principal amount of $25,000 together with 50,000 shares of common stock of the Company. The note was issued in connection with the Chairman advancing funds to pay off accounts payable on behalf of the Company. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued. The Company recorded a fair value of the stock of $17,500, which was determined by the fair value of the Company’s common stock at the date of the loan. The fair value of the stock was recorded as a debt discount, which will be amortized to interest expense over the life of the note. During the years ended December 31, 2024 and 2023, $0 and $17,096, respectively, of debt discount was amortized to interest expense to related parties. The debt discount fully amortized during 2024. On November 1, 2023, as previously agreed, the Company paid the Chairman the $25,000 advanced out of the proceeds of the eminent domain settlement.

On July 28, 2023, the Board of Directors agreed to issue a non-interest bearing promissory note to the Chairman in the principal amount of $75,000 together with 150,000 shares of common stock of the Company. The note was issued in connection with the Chairman advancing funds to pay off property taxes due for the year 2022 on the Diamondhead, Mississippi Property and fees due to Company’s outside auditor for review of Form 10Q for the period ending June 30, 2023, on behalf of the Company. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued. The Company recorded a fair value of the stock of $52,500, which was determined by the fair value of the Company’s common stock at the date of the loan. The fair value of the stock was recorded as a debt discount, which will be amortized to interest expense over the life of the note. During the year ended December 31, 2024 and 2023, $0 and $22,644 respectively, of debt discount was amortized to interest expense to related parties. The debt discount fully amortized during 2024. On November 1, 2023, as previously agreed, the Company paid the Chairman the $74,520 advanced out of the proceeds of the eminent domain settlement. As of December 31, 2024, the Chairman had advanced a total of $467,953, net of repayment of $16,250, under both the March 2018 and March 2019 arrangements and was owed accrued interest in the amount of $409,622 and $349,415 at December 31, 2024 and 2023, respectively.

On July 24, 2017, the President of the Company, who is a Director of the Company, agreed to advance the Company up to $20,000 for the payment of expenses. In March of 2018, the Board of Directors voted to increase to up to $100,000 the amount to be secured by a third lien in favor of the President of the Company for amounts advanced by the President under this note, on the following terms and conditions, namely, that (i) she be paid interest of 15% per annum on the amount advanced and owing and that the full 15% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (ii) the obligation in the maximum principal amount of $100,000 with interest due thereon be treated as a secured debt of the Company, to be evidenced by a separate note and to be secured with a separate lien to be placed on the Diamondhead Property (“the Third Lien”) together with the Chairman’s Third Lien, as well as a first lien to be placed on the residential lot owned by the Company; (iii) that the Third Lien on the Diamondhead Property also include the two loans ($25,000 and $15,000) and interest due thereon and credit facilities in the maximum amount of $15,000; and (iv) that the foregoing will be treated as advances to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland.

As of December 31, 2024, the President had advanced a total of $5,007, net of repayments of $68,562,  under this agreement. The President previously agreed to secure a $25,000 loan and interest due thereon and to secure and guarantee a $15,000 loan and interest due thereon due non-related parties discussed above. The President is also personally liable for certain bank-issued credit cards used by the Company to pay expenses incurred by the Company in the approximate amount of $18,000. On September 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from date of issue, to the President for an amount up to $100,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi gaming Corporation placed a third lien on the Diamondhead Property to secure this obligation for $100,000. Accrued interest due on this note amounted to $27,493 and $23,763 at December 31, 2024 and 2023, respectively.

The third lien placed on the Diamondhead Property, which secures the above three promissory notes, totals up to $400,000 and is payable to the Chairman of the Board ($300,000) and President ($100,000) of the Company.

The principal balance of the notes payable due to the officers and directors discussed above was $702,519, net of debt discount of $0 and $669,279, net of debt discount of $33,241, as of December 31, 2024 and December 31, 2023, respectively.

F-14

Note 9. Notes Payable Due Others

In October 2017, the Company entered into a settlement with a holder of $150,000 of convertible notes as described in Note 5 above. As part of the settlement, the Company agreed to pay legal fees in the amount of $50,000 and issued a four year note at 0% interest to satisfy this obligation. The note is currently in default.

In December 2020, the Company entered into three promissory notes with unrelated lenders in exchange for an aggregate principal amount of $126,250. The Company received proceeds of $100,000, resulting in an original issue discount of $26,250. This original issue discount was recorded as a debt discount, which will be amortized to interest expense over the life of the notes. The notes are non-interest bearing and matured in December 2021, one year after the notes’ issuances. These notes are currently in default.

In January and February 2021, the Company entered into two additional promissory notes with unrelated lenders in exchange for a principal amount of $25,000 and $31,250, respectively. The Company received total proceeds of $50,000, resulting in an original issue discount of $6,250. This original issue discount was recorded as a debt discount, which will be amortized to interest expense over the life of the notes. The notes are non-interest bearing and matured in January and February 2022, respectively, one year after the notes’ issuances. These notes are currently in default.

In April and May 2021, the Company entered into three additional promissory notes with unrelated lenders in exchange for a principal amount of $70,000, $25,000 and $25,000, respectively. The Company received total proceeds of $100,000 for the notes, resulting in an original issue discount of $20,000. This original issue discount was recorded as a debt discount, which will be amortized to interest expense over the life of the notes. The notes are non-interest bearing and matured in April and May 2022, respectively, one year after the notes’ issuances. These notes are currently in default.

In July 2021, the Company entered into an additional promissory note with an unrelated lender in exchange for a principal amount of $25,000. The Company received proceeds of $25,000 for the note. The note is non-interest bearing and matured in July 2022, one year after the note’s issuance. This note is currently in default.

In November 2021, the Company entered into an additional promissory note with an unrelated lender in exchange for a principal amount of $50,000. The Company received proceeds of $50,000. The note is non-interest bearing and matured in November 2022, one year after the note’s issuance. This note is currently in default.

In March 2022, unrelated third parties paid a total of $60,436 for property taxes due for the year 2021 on the Company’s Mississippi Property and loaned the Company an additional $19,564 for a total of $80,000. In return for the $80,000, the Company issued two non-interest bearing secured promissory notes for $40,000 each, due and payable in one year and, in addition, agreed to issue 80,000 shares of common stock for each $40,000 loaned, for a total repayment due of $80,000 plus 160,000 shares of common stock. The note is currently in default.

In April 2022, the Company entered into an additional promissory note with an unrelated lender in exchange for a principal amount of $50,000. The Company received proceeds of $50,000 for the note. The note is non-interest bearing and matures in April 2023, one year after the note’s issuance. The note is currently in default.

From April 2021 to June 2022, thirteen liens were placed on the Property to secure these notes. There is a call for the issuance of a total of 760,000 shares of common stock in connection with the notes and liens, however, no shares have been issued to date. In December 2020, the Company recorded a fair value of the stock of $22,050, which was determined by the fair value of the Company’s common stock at the date of each loan issuance. In 2021, the Company recorded a fair value of the stock pertaining to the 2021 notes of $102,000. In 2022, the Company recorded a fair value of the stock pertaining to the 2022 notes of $98,000. The fair value of the stock was recorded as a debt discount, which has been fully amortized to interest expense as of December 31, 2024.

On July 25, 2023 and August 8, 2023, the Company entered into two additional promissory notes with unrelated lenders in exchange for a principal amount of $20,000 each. The Company received total proceeds of $40,000 for the notes. These notes are non-interest bearing and mature in one year after the notes’ issuance. In exchange for the loans, the Company also agreed to issue 40,000 shares of common stock of the Company to each lender and agreed to pay each lender the principal due on each note out of the proceeds expected to be received from the settlement of an eminent domain proceeding. The notes are not convertible. As of the issuance date of these financial statements, no shares have been issued. The Company recorded a fair value of the stock of $27,200, which was determined by the fair value of the Company’s common stock at the date of the loan. The fair value of the stock was recorded as a debt discount, which will be amortized to interest expense over the life of the note. During the year ended December 31, 2023, $11,439 of debt discount was amortized to interest expense to others. On November 1, 2023, as previously agreed, the Company paid the two lenders $20,000 each out of the proceeds of the eminent domain settlement.

During the years ended December 31, 2024 and 2023, $0 and $36,376 of the debt discount was amortized to interest expense due to others. As of December 31, 2024 and December 31, 2023, total notes payable due others, net of unamortized discount, was $557,500 and $541,739, respectively.

In May 2024, the Company agreed to pay additional interest and issue additional shares of common stock for certain noteholders based on the dates the respective notes entered into default. During the year ended December 31, 2024, the Company recorded $26,637 in stock compensation pertaining to 253,686 shares of common stock that the Company agreed to issue.

F-15

Note 10. Long Term Notes and Interest-Bearing Advance

Promissory Notes

On June 9, 2017, the Company entered into a Promissory Note with an unrelated lender in exchange for proceeds in the amount of $15,000. Interest on the note is 12.5% per annum and payable March 1 of each year the note remains outstanding. Payment in full of the Note was due June 9, 2019. On July 20, 2023, the Noteholder agreed to extend the maturity date of the note to June 9, 2025. Mississippi Gaming Corporation, a wholly owned subsidiary of the Company, guaranteed the Note. In addition, the President of the Company agreed to personally guarantee the Note and to personally secure the Note with an assignment of proceeds due to her under the first lien on the Diamondhead property. The interest payments since March 1, 2018 have not been made. On November 28, 2023, the Company fully repaid $15,000 along with the accrued interest due on this obligation and no further amount was outstanding.

Note 11. Related Party Transactions

As of December 31, 2024, the President of the Company is owed deferred salary in the amount of $3,941,966 and the Vice President and the current Chairman of the Board of Directors of the Company is owed deferred salary in the amount of $121,140. The Board of directors agreed to pay interest at 9% per annum on the foregoing amounts owed. Interest expenses under this agreement amounted to $351,455 and $326,360 during the year ended December 31, 2024, and 2023, respectively. Total interest accrued under this agreement totaled $2,591,238 and $2,237,878 as of December 31, 2024, and December 31, 2023, respectively.

The Company has a month-to-month lease with the President and then-Chairman of the Board of Directors of the Company, for office space owned by the President in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 and payment of associated costs of insurance, real estate taxes, utilities and other expenses. Rent expense associated with this lease amounted to base rent in the amount of $54,408 and associated rental costs of $33,524 for a total of $87,932 for the year ended December 31, 2024 and base rent in the amount of $54,408 and associated rental costs of $33,689 for a total of $88,097 for the year ended December 31, 2023. At December 31, 2024 and 2023, amounts owing for base rent and associated rental costs totaled $637,192 and $602,259, respectively.

Directors of the Company are entitled to a director’s fee of $15,000 per year for their services. The Company has been unable to pay directors’ fees to date. A total of $1,018,750 and $928,750 was due and owing to the Company’s current and former directors as of December 31, 2024 and 2023, respectively. Directors have previously been compensated and may, in the future, be compensated for their services with cash, common stock, or options to purchase common stock of the Company.

On February 4, 2022, the Board of Directors entered into an agreement with Mr. Harrison, the Chairman of the Board of Directors, to issue 35,000 shares of common stock of the Company to Mr. Harrison to repurchase the indemnifications the Company had previously agreed to pay Mr. Harrison for losses, if any, suffered on certain stock he had sold in prior years in an unrelated company to raise funds to pay property taxes due on the Diamondhead, Mississippi Property and to lend additional funds to the Company. This repurchase eliminates any risk to the Company arising from the indemnification which could have been material. During the year ended December 31, 2022, the Company recorded stock-based compensation of $11,480 for the fair value of these shares, which have not yet been issued as of the issuance date of these consolidated financial statements.

On February 17, 2023, the Board of Directors agreed to issue a non-interest bearing promissory note to the Chairman in the principal amount of $25,000 together with 50,000 shares of common stock of the Company. The note was issued in connection with the Chairman advancing funds to pay off accounts payable on behalf of the Company.

On July 28, 2023, the Board of Directors agreed to issue a non-interest bearing promissory note to the Chairman in the principal amount of $75,000 together with 150,000 shares of common stock of the Company. The note was issued in connection with the Chairman advancing funds to pay property taxes on the Diamondhead Property for the year 2022 and to pay fees due to the Company’s outside auditor for review of the Form 10-Q for the period ending June 30, 2023. In exchange for the $25,000 and $75,000 loans, the Company also agreed to pay the principal due of out of the proceeds expected to be received from the settlement of an eminent domain proceeding. On November 1, 2023, as previously agreed, the Company paid the Chairman $74,520 advanced out of the proceeds of the eminent domain settlement and remaining balance against note is $480 as of December 31, 2024.

See Notes 4, 5, 7, 8 and 15 for other related party transactions.

Note 12. Stockholders’ Deficit

At December 31, 2024 and 2023, the Company had a stock option plan and non-plan options, which are described below.

Non-Plan Stock Options

The Board of Directors voted to extend the expiration date of all options to December 31, 2025. As a result of the modification to the options, the Company recorded an additional $546,400 in stock based compensation expense for the year ended December 31, 2023.

F-16

Stock Option Plan

On December 19, 1988, the Company adopted a stock option plan (the “Plan”) for its officers and management personnel under which options could be granted to purchase up to 1,000,000 shares of the Company’s common stock. Accordingly, the Company reserved 1,000,000 shares for issuance under the Plan. The exercise price may not be less than 100% of the market value of the shares on the date of the grant. The options expire within ten years from the date of grant. At December 31, 2024, no options from this plan were issued or exercised.

Summary of Stock Options

A summary of the status of the Company’s fixed Plan and non-plan options as of December 31, 2024 and 2023, and changes during the years ended December 31, 2024 and 2023 is presented below.

	Shares	Weighted Average Exercise Price
Outstanding as of January 1, 2023	4,555,000	$0.41
Granted	-	-
Exercised	-	-
Expired	-	-
Forfeited	-	-
Outstanding as of December 31, 2023	4,555,000	$0.41
Granted	-	-
Exercised	-	-
Expired	-	-
Forfeited	-	-
Outstanding as of December 31, 2024	4,555,000	$0.41

Exercisable as of December 31, 2023	4,555,000	$0.41
Exercisable as of December 31, 2024	4,555,000	$0.41

The following tables summarize information about stock options outstanding and exercisable at December 31, 2024 and 2023:

	December 31, 2024
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/24	Weighted-Average Remaining Contractual Life (Yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/24	Weighted Average Exercise Price
$0.19	2,000,000	1.0	$0.19	2,000,000	$0.19
0.30	750,000	1.0	0.30	750,000	0.30
0.75	215,000	1.0	0.75	215,000	0.75
1.75	300,000	1.0	1.75	300,000	1.75
0.46	1,290,000	1.0	0.46	1,290,000	0.46
	4,555,000			4,555,000

	December 31, 2023
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/23	Weighted-Average Remaining Contractual Life (Yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/23	Weighted Average Exercise Price
$0.19	2,000,000	2.0	$0.19	2,000,000	$0.19
0.30	750,000	2.0	0.30	750,000	0.30
0.75	215,000	2.0	0.75	215,000	0.75
1.75	300,000	2.0	1.75	300,000	1.75
0.46	1,290,000	2.0	0.46	1,290,000	0.46
	4,555,000			4,555,000

F-17

Preferred Stock

Series S Preferred Stock

The Company has 926,000 shares outstanding of $.01 par value Series S Voting, Non-Convertible Preferred Stock which was issued to Austroinvest International, Inc. The Company is required to pay quarterly cumulative dividends of three percent per annum on these shares.

These shares may be redeemed at the option of the Company at $1.08 per share plus $.0108 per share for each quarter that such shares are outstanding for a total of $2.18 per share at December 31, 2024. The shares also have a $1.08 per share preference in involuntary liquidation of the Company. At December 31, 2024 and 2023, outstanding Series S preferred stock totaled 926,000 shares. Cumulative dividends in arrears at December 31, 2024 and 2023 amounted to and $397,500 and $375,000, respectively.

Series S-NR Preferred Stock

The Company has 900,000 shares outstanding of its $.01 par value Series S-NR Voting, Non-Convertible, Non-Redeemable, Preferred Stock, which was issued to Serco International Limited. The Company is required to pay quarterly, non-cumulative dividends of three percent per annum on these shares. Upon involuntary liquidation of the Company, the liquidation preference of each share is $1.11. At December 31, 2024 and 2023, outstanding Series S-NR preferred stock totaled 900,000 shares. Non-cumulative dividends in arrears at December 31, 2024 and 2023 amounted to $397,500 and $375,000, respectively.

Series S-PIK Preferred Stock

The Company has one million units outs, each unit consisting of one share of the Company’s $.001 par value common stock and two shares of the Company’s Series S-PIK Junior, cumulative, convertible, non-redeemable, non-voting $.01 par value preferred stock. Each share of Series S-PIK preferred stock is convertible into one share of the Company’s common voting stock at any time after February 15, 1995. No shares were converted during 2024 or 2023. The Series S-PIK preferred stock ranks junior to the Series S and Series S-NR preferred shares as to the distribution of assets upon liquidation, dissolution, or winding up of the Company. Upon liquidation of the Company, the S-PIK preferred stock will have a liquidation preference of $2.00 per share. A cumulative quarterly dividend of $0.04 per share is payable on Series S-PIK preferred stock. At December 31, 2024 and 2023, outstanding Series S-PIK preferred stock totaled 260,000 shares. Cumulative dividends in arrears at December 31, 2024 and 2023 amounted to $561,600 and $520,000, respectively.

Payment of Preferred Dividends

The Company paid $15,000 dividends due on its preferred stock in 2024. No dividends were paid in 2023. However, payment of all cumulative and non-cumulative preferred stock dividends, outstanding at any time, is required before the Company can issue any dividends on its common stock.

F-18

Note 13. Employee Stock Ownership Plan

The Company’s employee stock ownership plan (ESOP) is intended to be a qualified retirement plan and an employee stock ownership plan. All employees having one year of service are eligible to participate in the ESOP. The ESOP is funded by two 8% promissory notes issued by the Company. The shares of common stock are pledged to the Company as security for the loans. The promissory notes are payable from the proceeds of annual contributions made by the Company to the ESOP. In the event that the Company elects not to make a Plan contribution in any given year, the corresponding shares applicable to that year are released from the Trust to the Company in consideration of that years’ note payment. In January 2001, the Plan and accompanying promissory notes were amended to conform to the Company’s current employment structure, by extending the note repayment terms through 2044.

Assuming a Plan contribution is made, shares are allocated to the participants’ accounts in relation to repayments of the loans from the Company. At December 31, 2024, there were a total of 1,590,920 shares with a fair market value of $205,229.

In 2011, the Company decided to temporarily suspend contributions to the Plan. Therefore, the Trust was unable to make its annual loan payment to the company and a loan default occurred. In accordance with the Pledge Agreement between the Company and the Trust, the shares attached to the loan payments subsequent to the 2010 contribution reverted back to the Company as treasury shares. In 2024 and 2023, 79,545 shares, with a market value of $10,261 and $16,704, respectively, reverted back to the Company as treasury shares.

Note 14. Income Taxes

At December 31, 2024, the Company had net operating loss carryforwards for income taxes of approximately $5.0 million, which expire during various periods through 2041. Realization of deferred income taxes as of December 31, 2024 and 2023 is not considered likely. Therefore, by applying a federal statutory rate of 21% to the carryforward amounts, a valuation allowance of approximately $1.0 and $1.3 million, has been established for each year for the entire amount of deferred tax assets relative to the net operating income/loss at December 31, 2024 and 2023, respectively, resulting in an effective tax rate of 0% and no deferred tax asset recognition. The valuation allowance decreased by approximately $224,000 in 2024 and $416,000 in 2023. The net operating losses before 2017 will expire during various periods through 2037. The net operating losses after 2017 can be carried forward indefinitely but can offset only 80% of the income in the tax year.

Note 15. Commitments and Contingencies

Liens

As of December 31, 2024, the Company had placed twenty-one liens on the Company’s Diamondhead, Mississippi Property (“the Property”). No additional liens have been filed as of the filing of this report. The liens were as follows:

In September of 2014, a first lien was placed on the Property pursuant to a Private Placement dated February 14, 2014, as amended, to secure certain obligations of the Company. The first lien is composed of an (i) Executives Lien and (ii) an Investors’ Lien. The liens are in pari passu.

On March 31, 2014, the Company issued $1 million of First Tranche Collateralized Convertible Senior Debentures. On December 31, 2014, the Company issued $850,000 of Second Tranche Collateralized Convertible Senior Debentures. On September 26, 2014, a first lien was placed on the Diamondhead Property in favor of the Investors to secure the principle due in the amount of $1,850,000 and interest due thereon (the “Investors Lien”). The Investors Lien is in pari passu with a first lien placed on the Property in favor of the President of the Company, the Vice President of the Company, and certain directors of the Company for past due wages, compensation, and expenses owed to them in the maximum aggregate amount of $2,000,000 (the “Executives Lien”). The CEO will serve as Lien Agent for the Executives Lien.

On December 16, 2016, the Company filed a second lien on the Property in the maximum amount of $250,000 to secure certain notes payable, including notes to related parties, totaling $137,500 in principle and accrued interest incurred.

On August 21, 2018, the Company filed a third lien on the Property in the maximum amount of $400,000 to secure notes issued to the Chairman of the Board and President of the Company arising in the third quarter of 2017 and during 2018, as more fully described in Note 8.

On January 26, 2021, the Company filed a fourth lien on the Property in the amount of $2,000,000 to secure a non-interest-bearing note payable in the amount of $2,000,000 issued to secure amounts owed to the President of the Company for accrued, but unpaid, salary, rent and other expenses.

On February 17, 2021, the Company filed a fifth lien in the amount of $658,750 on the Property to secure a non-interest-bearing note payable in the amount of $658,750, issued to secure amounts owed to nine directors, including the Company’s six current directors.

In April 2021, the Company filed six liens on the Property to secure six non-interest-bearing notes payable to be issued to six lenders bringing total liens on the Property to eleven. The six notes issued total $252,500 in principle and call for the issuance of 250,000 shares of common stock. The notes are not convertible. As of the issuance date of these financial statements, no shares have been issued.

In June 2021, the Company filed a twelfth and thirteenth on the Property to secure two non-interest bearing notes issued in May of 2021 which total $50,000 in principle and call for the issuance of a total of 100,000 shares of common stock. The notes are not convertible. As of the issuance date of these financial statements, no shares have been issued.

F-19

In July 2021, the Company filed a fourteenth lien on the Property to secure a promissory note in the amount of $150,000 issued to the Chairman of the Board to secure the payment of taxes and interest that were paid by the Chairman in July 2020.

In July 2021, the Company filed a fifteenth lien on the Property to secure a promissory note in the amount of $100,000 issued to the Chairman of the Board to secure the payment of taxes and interest that were paid by the Chairman in May 2021.

In July 2021, the Company filed a sixteenth lien on the Property to secure a non-interest bearing note issued to the Chairman of the Board in May 2021 which totals $50,000 in principle and calls for the issuance of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these condensed consolidated financial statements, no shares have been issued.

In July 2021, the Company filed a seventeenth lien on the Property to secure a non-interest bearing note issued to a lender, which totals $25,000 in principle and calls for the issuance of 50,000 shares of common stock. The note is not convertible. As of the issuance date of these financial statements, no shares have been issued.

In November 2021, the Company filed an eighteenth lien on the Property to secure a non-interest bearing note issued in November 2021 which totals $50,000 in principle and calls for the issuance of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these condensed consolidated financial statements, no shares have been issued.

In March 2022, the Company filed a nineteenth and twentieth lien on the Property to secure two non-interest bearing notes issued in March of 2022 which total $80,000 in principle and call for the issuance of a total of 160,000 shares of common stock. The notes are not convertible. As of the issuance date of these condensed consolidated financial statements, no shares have been issued.

In May 2022, the Company filed a twenty-first lien on the Property to secure a non-interest bearing note issued in April of 2022 which totals $50,000 in principle and calls for the issuance of a total of 100,000 shares of common stock. The note is not convertible. As of the issuance date of these condensed consolidated financial statements, no shares have been issued.

Other

The Company is currently delinquent in filing those documents and forms required to be filed in connection with its Employee Stock Ownership Plan (“ESOP”) from 2015 to 2024. The Company did not have the funds to pay professionals to prepare, audit and file these documents and forms when due. Although these required filings normally do not result in any tax due to an agency of the government, the Company could be subject to significant penalties for failure to file these forms when due. Penalties are assessed by the Department of Labor on a per diem basis from the original due dates for the required informational filings until the filings are actually made. The Company has accrued $687,375 and $578,775 on the current delinquent filings as of December 31, 2024 and 2023, respectively. The Company intends to bring its ESOP-required filings current and when current, will attempt to enroll in a voluntary compliance program with the Department of Labor with respect to any penalties or fines incurred. However, there can be no assurance the Company will be able to enroll in any such program or obtain a reduction of the fines and penalties that may be due.

F-20

The Company and its subsidiaries file their federal tax return on a consolidated basis. In November 2024, the Company filed its federal tax returns from 2016 to 2023. No tax was due with these federal returns.

The Company has not filed its annual reports together with its franchise tax due with the state of from 2018 to 2024. Mississippi Gaming Corporation, a wholly owned subsidiary of the Company, has not filed its annual reports, together with its franchise tax due, with the state of Delaware for 2018 to 2023. Casino World, Inc., a wholly owned subsidiary of the Company, has not filed its annual reports, together with its franchise tax due, with the state of Delaware from 2016 to 2024. Mississippi Gaming Corporation has not filed its corporate income and franchise tax returns, together with the tax due, with the state of Mississippi from 2018 to 2024. Casino World, Inc. has not filed its corporate income and franchise tax returns, together with the tax due, with the state of Mississippi from 2016 to 2024. As of December 31, 2024, the accrued franchise taxes for Delaware and Mississippi totaled $16,660.

Edson Arneault, John Hawley as Servicing Agent for Argonaut 2000 Partners, L.P., Kathleen and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson, as Successor to Steven Emerson Roth IRA, Steven Rothstein, and Barry and Irene Stark v. Diamondhead Casino Corporation (In the United States Bankruptcy Court for the District of Delaware (C.A. No. 24-11354-JKS)

On June 12, 2024, the above-named parties filed a Chapter 7 Involuntary Petition against a Non-Individual (Diamondhead Casino Corporation). The foregoing parties seek a total of $2,422,500. The Petition was served on June 13, 2024. On July 18, 2024, the Company filed a Motion of the Alleged Debtor, Diamondhead Casino Corporation, to Dismiss the Involuntary Bankruptcy Petition or, in the Alternative, to Convert the Case to Chapter 11 (hereinafter “Diamondhead’s Motion to Dismiss”). On September 3, 2024, the Petitioners’ filed an Answering Brief in Opposition to Diamondhead’s Motion to Dismiss. On September 25, 2024, the Court held a status hearing in the matter. On December 4, 2024 and January 16, 2025, the Court held an evidentiary hearing on Diamondhead’s Motion to Dismiss. On February 11, 2025, the Company filed a post-hearing brief in support of its Motion to Dismiss. On March 4, 2025, the Petitioners filed their Answering Brief in opposition to the Motion to Dismiss. On March 14, 2025, the Company filed its Reply Brief. The Company is awaiting the Court’s decision.

Management Agreement

On June 19, 1993, two subsidiaries of the Company, Casino World Inc. and Mississippi Gaming Corporation, entered into a Management Agreement with Casinos Austria Maritime Corporation (CAMC). Subject to certain conditions, under the Management Agreement, CAMC would operate on an exclusive basis, all of the Company’s proposed dockside gaming casinos in the State of Mississippi, including any operation fifty percent (50%) or more of which is owned by the Company or its affiliates.

Unless terminated earlier pursuant to the provisions of the Agreement, the Agreement terminates five years from the first day of actual Mississippi gaming operations and provides for the payment of an annual operational term management fee of 1.2% of all gross gaming revenues between zero and $100,000,000; plus 0.75% of gross gaming revenue between $100,000,000 and $140,000,000; plus 0.5% of gross gaming revenue above $140,000,000; plus two percent of the net gaming revenue between zero and $25,000,000; plus three percent of the net gaming revenue above twenty-five million dollars $25,000,000. The Company believes this Agreement is no longer in effect. However, there can be no assurance that CAMC will not attempt to maintain otherwise which would lead to litigation.

IRS Examination

On January 30, 2025, the Company was notified that it was selected for IRS examination relating to a certain employment tax return for the 2022 tax year. While we do not expect the final resolution of this audit to have a material adverse effect on our financial position or liquidity, the results are uncertain and could have a material impact on our financial condition and results of operations.

F-21

Note 16. Pending and Threatened Litigation

Edson R. Arneault, Kathleen Devlin and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson Roth IRA, Steven Rothstein, and Barry Stark and Irene Stark v. Diamondhead Casino Corporation (In the United States District Court for the District of Delaware (C.A. No. 1:16-cv-00989-LPS)

On October 25, 2016, Edson R. Arneault, Kathleen Devlin and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson Roth IRA, Steven Rothstein, and Barry Stark and Irene Stark filed a Complaint against the Company in the United States District Court for the District of Delaware for monies due and owing pursuant to certain Collateralized Convertible Senior Debentures issued on March 31, 2014 and December 31, 2014. A companion case was filed in the Superior Court of the State of Delaware by John Hawley, as servicing agent for Argonaut 2000 Partners, L.P. (John Hawley, as servicing agent for Argonaut 2000 Partners, L.P. v. Diamondhead Casino Corporation (Superior Court of the State of Delaware)(Case No. N19C-02-239 RRC) The eight plaintiffs in the two cases were seeking a total of $1.5 million in principal due, plus interest from January 1, 2015, together with costs and fees. On or about December 12, 2019, the parties entered into a Settlement Agreement and on January 13, 2020, the parties filed a Stipulation of Voluntary Dismissal with Prejudice in the case. The case was dismissed with the Court maintaining continuing jurisdiction over the Settlement Agreement.

In or about December 2022, the parties entered into an Amendment to Settlement Agreement. The Amendment provides, in pertinent part, as follows: that on or before March 31, 2023, the Plaintiffs would be paid the principal due under their debentures of $1.5 million, plus interest of four percent (4%) per annum on the principal due from January 1, 2015 through December 31, 2019, plus interest of six percent (6%) per annum on the principal due from January 1, 2020 through March 31, 2022, plus interest of eight percent (8%) per annum on the principal due from April 1, 2022 through the date of payment. In addition the Company agreed to pay legal costs and fees of $175,000 plus 50,000 shares of common stock. In the event payment was not made on or before March 31, 2023, a judgment would be entered in the case. Post judgment interest shall only apply to the $1.5 million principal due. Payment was not made on or before March 31, 2023. On July 5, 2023, the Plaintiffs filed a Motion to Reopen the Action, Vacate Dismissal, and Enter Judgment on Consent. The Company did not object to the Motion. On September 20, 2023, the Court entered an Order Granting Plaintiffs’ Motion to Reopen this Action, Vacate Dismissal, and Compel Enforcement of the Settlement Agreement and entered the Consent Judgment previously agreed to by the Company. The Company has accrued legal fees of $205,000 and $195,000 at December 31, 2024 and 2023, respectively. The Company recorded $16,500 for accrued liability for stock at December 31, 2024 and 2023 respectively.

CASE PENDING

Edson Arneault, John Hawley as Servicing Agent for Argonaut 2000 Partners, L.P., Kathleen and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson, as Successor to Steven Emerson Roth IRA, Steven Rothstein, and Barry and Irene Stark v. Diamondhead Casino Corporation (In the United States Bankruptcy Court for the District of Delaware (C.A. No. 24-11354-JKS)

On June 12, 2024, the above-named parties filed a Chapter 7 Involuntary Petition against a Non-Individual (Diamondhead Casino Corporation). The foregoing parties seek a total of $2,422,500. The Petition was served on June 13, 2024. On July 18, 2024, the Company filed a Motion of the Alleged Debtor, Diamondhead Casino Corporation, to Dismiss the Involuntary Bankruptcy Petition or, in the Alternative, to Convert the Case to Chapter 11 (hereinafter “Diamondhead’s Motion to Dismiss”). On September 3, 2024, the Petitioners’ filed an Answering Brief in Opposition to Diamondhead’s Motion to Dismiss. On September 25, 2024, the Court held a status hearing in the matter. On December 4, 2024 and January 16, 2025, the Court held an evidentiary hearing on Diamondhead’s Motion to Dismiss. On February 11, 2025, the Company filed a post-hearing brief in support of its Motion to Dismiss. On March 4, 2025, the Petitioners filed their Answering Brief in opposition to the Motion to Dismiss. On March 14, 2025, the Company filed its Reply Brief. The Company is awaiting the Court’s decision.

Note 17. Subsequent Events

On February 20, 2025, the Company received formal notice from a lender that the outstanding Line of Credit entered into on October 22, 2008, in the amount of one million dollars ($1,000,000), plus accrued interest due thereon in the amount of $1,393,422, was forgiven. This forgiveness occurred subsequent to the balance sheet date and resulted from conditions that arose after year-end. As such, this event is a non-recognized subsequent event and has not been adjusted in the financial statements for the year ended December 31, 2024. The financial impact of this debt forgiveness will be recognized in the financial statements in the first quarter of 2025. The lender additionally has 300,000 fully vested outstanding options which will be forfeited in the first quarter of 2025.

F-22